UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

Richmond Brothers, Inc.

RBI Private Investment I, LLC

RBI PI Manager, LLC

Richmond Brothers 401(k) Profit Sharing Plan

David S. Richmond

Matthew J. Curfman

Norman J. Ravich Irrevocable Trust

Norman and Sally Ravich Family Trust

Alexander Coleman Ravich 1991 Irrevocable Trust

Alyssa Danielle Ravich 1991 Irrevocable Trust

Mark H. Ravich

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Richmond Brothers’ slate of two highly-qualified director nominees to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 9, 2017, Richmond Brothers issued the following press release:

Richmond Brothers and Mark Ravich Respond to Rockwell Medical, Inc. Lawsuit

Disappointed that Rockwell Has Chosen to Sue Its Shareholders Rather than Engage in Constructive Dialogue

Believes that Lawsuit Epitomizes Current Board and Management’s Efforts to Entrench Themselves and Ignore Shareholders

JACKSON, MI and ST. LOUIS PARK, MN (March 9, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.9% of the Company’s outstanding common stock, today responded to the lawsuit filed against them by Rockwell.

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich issued the following statement:

“We believe Rockwell’s allegations are baseless and untrue. We intend to vigorously defend ourselves against these accusations, and we believe that the facts are on our side. In our view, this lawsuit is nothing more than a desperate attempt to derail our nominations and maintain the status quo.

It is extremely disappointing that Rockwell would choose to sue its own shareholders rather than attempt to engage constructively. However, we believe that the Company’s move is indicative of precisely what we have criticized the incumbent Board and management for: a pattern of attempting to entrench themselves further by trying to silence shareholders and refusing to improve the corporate governance failures that have plagued the Company to date.

This lawsuit is yet another plank in our platform for meaningful change at Rockwell, and we hope that all shareholders will see it for the desperate ploy that we believe it is. Rockwell’s shareholders deserve a Board that will represent the best interests of all shareholders, build good corporate governance, and exercise proper oversight of management. Essentially, in our view, we need a Board that will do its job and ensure that management executes in a way that drives shareholder value.

As significant, long-term holders, we believe that our election to the Board would ensure that shareholders’ best interests would be truly represented and would break the cycle of entrenchment, lack of communication with shareholders, and failure to deliver value that has been the story of Rockwell for many years.”

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Media Contact

Sloane & Company

Joe Germani / Jaimee Pavia, 212-486-9500

jgermani@sloanepr.com / jpavia@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Richmond Brothers, Inc. (“Richmond Brothers”) and Mark H. Ravich, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Rockwell Medical, Inc., a Michigan corporation (the “Company”).

RICHMOND BROTHERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Norman J. Ravich Irrevocable Trust (“NJR Trust”), Norman and Sally Ravich Family Trust (“NSR Trust”), Alexander Coleman Ravich 1991 Irrevocable Trust (“ACR Trust”), Alyssa Danielle Ravich 1991 Irrevocable Trust (“ADR Trust”), Mark H. Ravich, Richmond Brothers, RBI Private Investment I, LLC (“RBI PI”), RBI PI Manager, LLC (“RBI Manager”), Richmond Brothers 401(k) Profit Sharing Plan (“RBI Plan”), David S. Richmond and Matthew J. Curfman.

As of the date hereof, NJR Trust beneficially owned 44,400 shares of common stock, no par value per share (the “Common Stock”). As of the date hereof, NSR Trust beneficially owned 18,500 shares of Common Stock, consisting of shares underlying certain call options. As of the date hereof, ACR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, ADR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Ravich directly beneficially owned 354,750 shares of Common Stock, including 70,000 shares underlying certain call options. Mr. Ravich, as the trustee of each of NJR Trust, NSR Trust, ACR Trust and ADR Trust, may be deemed to beneficially own the 112,900 shares beneficially owned in the aggregate by such trusts. As of the date hereof, 5,183,152 shares of Common Stock were held in certain accounts managed by Richmond Brothers (the “Separately Managed Accounts”). Richmond Brothers, as the investment advisor to the Separately Managed Accounts, may be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts. As of the date hereof, RBI PI beneficially owned 164,841 shares of Common Stock. RBI Manager, as the manager of RBI PI, may be deemed to beneficially own the 164,841 shares owned by RBI PI. As of the date hereof, RBI Plan beneficially owned 34,087 shares of Common Stock. As of the date hereof, Mr. Richmond beneficially owned directly 176,412 shares of Common Stock. Mr. Richmond, as Chairman of Richmond Brothers, manager of RBI Manager and a trustee of RBI Plan, may also be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts, 164,841 shares owned by RBI PI and 34,087 Shares owned by RBI Plan. Mr. Richmond may also be deemed to beneficially own the 28,096 shares owned directly by his spouse, 147 shares owned directly by his daughter and 7 shares owned directly by his son. As of the date hereof, Mr. Curfman beneficially owned directly 40,684 shares of Common Stock. Mr. Curfman, as President of Richmond Brothers and a trustee of RBI Plan, may also be deemed to beneficially own the 5,183,152 shares held in the Separately Managed Accounts and 34,087 Shares owned by RBI Plan. Mr. Curfman may also be deemed to beneficially own the 34,385 shares owned directly by his spouse.